American Dairy Reports First Quarter 2009 Financial Results

- 1Q09 Sales Increase 191% to $113.8 Million vs $39.1 Million in 1Q08 -
- Income from Continuing Operations Up 523% to $32.0 million vs $5.1 million in 1Q08 -
- Net Income up 282% to $27.8 Million vs $7.3 Million in 1Q08 –

BEIJING and LOS ANGELES, May 14 /PRNewswire-FirstCall/ – American Dairy, Inc. (NYSE Arca: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the first quarter 2009.

Sales increased 191.1% to $113.8 million in the first quarter 2009 from $39.1 million in the first quarter of 2008.  Sales performance reflects the Company’s expanding market areas and distribution network through China and increased demand for high quality products, as well as an increase in sales quantities of the Company’s high profit margin products, such as infant formula and other milk powders.  Specifically, the Company’s milk powder sales increased 318.4% from the prior year period to $107.6 million, and contributed to 94.5% of total sales in the first quarter of 2009, up significantly from contributing 65.7% of total sales in the first quarter of 2008.

Mr. Leng You-Bin, the Company's Chief Executive Officer, stated, “Our first quarter 2009 sales reflect consumers’ flight to quality at the height of the melamine crisis in China. Feihe’s consistent quality standards, trusted brand name, secure raw milk supply and ability to meet increased demand, allowed us to drive revenue growth and report record financial results caused by the short-term disruption in the market. The first quarter’s growth rate was exceptional, and we expect the second and third quarters to trend in line with historical results, in which we deliver year over year growth. We are focused on consistent and sustainable growth over the long term, particularly measured on an annual basis and not quarter to quarter."

Mr. Leng continued, “We believe the addressable market for infant formula is currently about $5.5 billion in China, and is projected to grow to around $12.0 billion through 2014.  Our goal is to capture as much of this addressable market as possible and to build American Dairy into the leading infant formula provider in China.  To achieve these goals, we intend to enhance our distribution capabilities into first-tier PRC markets, strengthen our premium-quality brand awareness particularly in southern and western China, expand our production capabilities by investing in world-class production processes, and strategically align sourcing, production and distribution by region.”

Gross profit increased 401.5% to $72.6 million in the first quarter of 2009 from $14.5 million in the first quarter of 2008.  Gross margin for the first quarter of 2009 was 63.76%, compared to 37.02% in the prior year’s period.  Gross profit margin performance reflects increasing sales of higher margin infant formula products.

Income from continuing operations increased 523.1% to $32.0 million in the first quarter of 2009 from $5.1 million in the prior year period.  Sales and marketing expenses increased 322.3% to $31.6 million in the first quarter of 2009 from $7.5 million in the first quarter of 2008.  General and administrative expenses increased 384.5% to $9.0 million in the first quarter of 2009 from $1.9 million in the first quarter of 2008.  Operating expenses in the first quarter of 2009, as compared to the first quarter of 2008, reflect a number of new initiatives to reposition the Company’s brand on a nationwide basis, in Tier I, II and III cities in China, as well as increased headcount versus the prior year period.

The Company recognized other expenses of $370,000 during the first quarter of 2009, compared to other income of $3.9 million in the first quarter of 2008.  The year over year change is primarily attributable to a decrease in gain on derivatives of $9.0 million offset by a decrease in interest and finance costs of approximately $3.7 million.

Net income for the first quarter of 2009 increased 282.0% to $27.8 million, or $1.55 per diluted share, from $7.3 million, or $0.41 per diluted share, in the prior year’s period.

As of March 31, 2009, the Company had cash and cash equivalents of $54.1 million and total current assets of $184.3 million, compared with cash and cash equivalents of $11.8 million and total current assets of $151.9 million as of December 31, 2008.

The Company believes that cash generated from operations and existing cash on hand is sufficient to fund current obligations.  The Company paid $15.3 million in April 2009 related to the restructuring of its 1% Guaranteed Senior Secured Convertibles Notes, and remaining payments include $15.3 million due July 2009 and $46.0 million due October 2009.  The Company also has access to a line of credit with the Construction Bank of China and other Chinese banks to fund its operations.  Additionally, the Company received approximately $32.0 million in May 2009 related to the sale of the Company’s Moveup subsidiary.  Please refer to the Company’s Form 10-Q for the first quarter 2009 for additional details.

Jonathan Chou, the Chief Financial Officer of American Dairy, stated, “We believe much of the dairy market in China is underserved, particularly with respect to infant formula.  We have successfully capitalized on the increased demand for high quality products in the recent past, operating our milk production facilities at maximum capacity, and aggressively branding our products in the premium and super-premium categories.  Going forward, we believe we can continue to drive market share gains with increased production capacity and strengthened premium-quality brand awareness. These efforts will require a degree of reinvestment in our operations and our revenue performance and cash generation allows us to invest in key, strategic areas so that we ultimately drive long-term shareholder value.”

Chou concluded, “As we move through the remainder of the year, we are confident that we have a solid team to navigate the growing dairy market in China.  We recently adopted an option plan so that we attract and retain top talent across the organization.  We have a stronger accounting and finance team than ever before, and in 2008 we engaged a big four accounting firm and made several new hires to address areas of improvement in our internal controls.  We also intend to meet regularly with investors and host an analyst day in the U.S. or in China later this year.”

Investor questions and inquiries should be directed toward management by contacting the Company’s investor relations representatives at 1-203-682-8208.

About American Dairy, Inc.
American Dairy, Inc. (NYSE Arca: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice walnut products in the People’s Republic of China.  American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Shanxi, and Langfang.  Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns.  American Dairy has over 200 company-owned milk collection stations, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 50,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for its first quarter in 2009, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 1-203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	US$	US$
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	54,112,534	11,785,408
Notes and loans receivable, net	-	1,493,245
Trade receivables, net of allowance of $3,491,543 and $670,113, respectively	9,628,016	12,275,497
Due from related parties	1,902,701	265,479
Employee receivable	596,526	307,249
Advances to suppliers	26,516,230	24,943,046
Receivable from discontinuing operations	31,041,845	31,002,897
Inventories, net	46,925,871	52,330,333
Prepayments and other current assets	89,776	63,711
Refundable taxes	291,321	488,938
Deposit for equity investment	2,191,189
Other receivables	1,427,143	4,598,359
Current assets of discontinuing operations	9,554,368	12,392,384
Total current assets	184,277,520	151,946,546

Investments:
Investment in mutual funds – available for sale	97,631	77,504
Investment at cost	262,942	262,611
	360,573	340,115
Property and equipment:
Property and equipment, net	88,282,947	88,289,858
Construction in progress	39,210,806	28,847,959
	127,493,753	117,137,817
Biological assets:
Immature biological assets	19,785,266	23,784,479
Mature biological assets, net	7,454,456	1,483,355
	27,239,722	25,267,834
Other assets:
Deferred tax assets	730,490	730,490
Prepaid leases	29,018,719	29,146,748
Goodwill	2,285,706	2,282,838
Deferred charges, net	73,483	107,396
Long term assets of discontinuing operations	31,626,665	31,587,018
Total assets	403,106,631	358,546,802

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current liabilities:
Current maturities of long term debt	4,023,752	4,018,704
Convertible debt redeemable within one year	17,888,021	17,732,033
Short term debts	71,683,981	73,809,893
Notes and loans payable	13,908,184	8,055,450
Accounts payable	30,133,611	36,643,041
Accrued expenses	14,145,168	10,620,393
Income tax payable	3,309,098	1,185,528
Advances from customers	6,259,924	9,864,080
Due to related parties	338,211	1,017,399
Advances from employees	484,259	1,016,173
Accrued employee benefits	2,394,168	2,873,889
Other payables	29,141,932	19,513,681
Current liabilities of discontinuing operations	32,250,818	35,063,603
Total current liabilities	225,961,128	221,413,867

Long term debt, net of current portion	12,976,584	9,146,034
Long term tax payable	4,154,934	2,750,887
Deferred income	14,997,192	8,416,492
Long term liability of discontinuing operations	395,176	395,176
Total liabilities	258,485,014	242,122,456

Equity
Ordinary shares (US$0.001 par value, 50,000,000 shares authorized; 17,253,907 issued and outstanding as of March 31, 2009 and December 31, 2008)	17,254	17,254
Additional paid-in capital	26,899,114	26,758,425
Ordinary share warrants	3,003,448	3,003,448
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	25,442,002	25,146,055
Retained earnings	81,878,276	54,091,493
Total shareholders’ equity	144,101,318	115,877,899
Minority interests	520,299	546,447

Total equity	144,621,617	116,424,346

Total liabilities and equity	403,106,631	358,546,802

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the period ended March 31,
	2009	2008
	US$	US$

Sales	113,821,847	39,100,654

Cost of goods sold	41,244,269	24,627,183

Gross profit	72,577,578	14,473,471

Operating and administrative expenses:
Sales and marketing	31,639,888	7,491,684
General and administrative	8,978,204	1,852,921
Total operating expenses	40,618,092	9,344,605

Income from continuing operations	31,959,486	5,128,866

Other income (expenses):
Interest income	92,317	40,809
Interest and finance costs	(1,585,546)	(5,276,718)
Amortization of deferred charges	(33,914)	(184,897)
Registration rights penalty	-	(720,325)
Gain on derivatives	-	9,000,786
Government subsidy-tax refund	730,289	560,792
Other income, net	424,137	509,223
Income from continuing operations before income tax expenses and minority interests	31,586,769	9,058,536

Income tax expenses	3,829,348	1,772,076
Net income from continuing operations before minority interests	27,757,421	7,286,460

Minority interests	26,148	(13,179)
Net income from continuing operations	27,783,569	7,273,281
Net income (loss) from discontinuing operations	3,214	(1,776)
Net income attributable to ordinary shareholders	27,786,783	7,271,505

Other comprehensive income:
Cumulative currency translation adjustments	275,917	7,763,882
Change in fair value of available for sale investments	20,030	(46,117)

Total comprehensive income	28,082,730	14,989,270

Earnings per ordinary share - Basic
Income from continuing operations	$1.61	$0.43
Income from discontinuing operations, net of tax	$0.00	$0.00
Net income	$1.61	$0.43
Earnings per ordinary share - Diluted
Income from continuing operations	$1.55	$0.41
Income from discontinuing operations, net of tax	$0.00	$0.00
Net income	$1.55	$0.41

Weighted average ordinary shares outstanding
Basic	17,253,907	16,962,823
Diluted	17,926,990	17,588,852